Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-279141) and Form S-8 (File No. 333-252790) of GD Culture Group Limited (the “Company”) of our report dated March 17, 2025, relating to the consolidated balance sheets of the Company as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes, included in GD Culture Group Limited’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ HTL International, LLC

HTL International, LLC
Houston, Texas

March 17, 2025